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                          CENTERPOINT PROPERTIES TRUST

                             ARTICLES SUPPLEMENTARY

                      7.50% SERIES B CONVERTIBLE CUMULATIVE
                           REDEEMABLE PREFERRED SHARES

         CenterPoint Properties Trust, a Maryland real estate investment trust (the "Company"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

         FIRST: Pursuant to authority contained in Section 2.3 of the Declaration of Trust of the Company (the "Declaration"), the Board of Trustees, by a duly authorized committee thereof, duly classified and designated 1,000,000 shares of the 10,000,000 authorized Series of its Preferred Shares (the "Preferred Shares") of beneficial interest in the Company, par value $.001 per share, as 7.50% Series B Convertible Cumulative Redeemable Preferred Shares of Beneficial Interest (the "Series B Preferred Shares").

         SECOND: The terms of the Series B Preferred Shares, including the preferences, conversions and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as set by the Board of Trustees are as follows:

         Section 1.        DESIGNATION AND NUMBER.

         The shares of the series of Preferred Shares hereby created shall be designated as "7.50% Series B Convertible Cumulative Redeemable Preferred Shares of Beneficial Interest", par value $.001 per share and the number of shares constituting such series shall be 1,000,000.

         Section 2.        RANKING.

         The Series B Preferred Shares will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank
(a) senior to all classes or series of common shares of beneficial interest of the Company, including its Class B Common Shares (the "Common Shares") and to all equity securities ranking junior to such Series B Preferred Shares;
(b) on a parity with the 8.48% Series A Cumulative Redeemable Preferred Shares of Beneficial Interest of the Company (the "Series A Preferred Shares") and all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series B Preferred Shares (collectively, the "Parity Preferred"); and (c) junior to all equity securities issued in accordance with subsection 7(d) below by the Company the terms of which specifically provide that such equity securities rank senior to the Series B Preferred Shares. The term "equity securities" does not include convertible debt securities for this purpose.

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         Section 3.        DIVIDENDS

         (a) Holders of the Series B Preferred Shares will be entitled to receive, when and as authorized by the Board of Trustees, out of funds legally available for the payment of dividends, cumulative preferential cash dividends at the rate of 7.50% of the $50.00 liquidation preference per annum (equivalent to $3.75 per annum per share). Dividends on the Series B Preferred Shares will accrue and be cumulative from the date of original issue and will be payable quarterly in arrears on or about the 30th day of each March, June, September and December or, if not a business day, the next business day (each, a "Dividend Payment Date"). The first dividend on the Series B Preferred Shares, which will be paid on or about September 30, 1999, will be for more than a full quarter. That dividend and any dividend payable on the Series B Preferred Shares for a partial dividend period will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends will be payable to holders of record as they appear in the share records of the Company at the close of business on the applicable record date, which shall be the fifteenth (15th) day of the calendar month in which the applicable Dividend Payment Date falls or such other date designated by the Board of Trustees for the payment of dividends that is not more than thirty (30) nor less than ten (10) days prior to such dividend payment date (each a "Dividend Record Date"). As used herein, the term "business day" shall mean any day other than a Saturday, Sunday, or a day on which banking institutions in the state of New York are authorized or obliged by law or executive order to close.

         (b) No dividends on the Series B Preferred Shares will be authorized by the Board of Trustees of the Company or be paid or set apart for payment by the Company at such time as the terms and provisions of any agreement of the Company, including any agreement relating to its indebtedness, prohibits such authorization, payment or setting apart for payment or provides that such authorization, payment or setting apart for payment would constitute a breach of or a default under such agreement, or if such authorization or payment is restricted or prohibited by law.

         (c) Notwithstanding the foregoing, dividends on the Series B Preferred Shares will accrue whether or not the terms and provisions set forth in subsection 3(b) hereof at any time prohibit the current payment of dividends, whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends, and whether or not such dividends are authorized. Accrued but unpaid dividends on the Series B Preferred Shares will accumulate as of the Dividend Payment Date on which they first become payable.

         (d) Except as provided in subsection 3(e) below, no dividends (other than a dividend paid in the Common Shares or in shares of any other class of shares of beneficial interest ranking junior to the Series B Preferred Shares as to dividends and upon liquidation) shall be authorized or paid or set apart for payment, nor shall any other distribution be authorized or made, upon the Common Shares, or on any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series B Preferred Shares as to dividends or upon liquidation, for any period unless full cumulative dividends for all past dividend periods and the then current dividend period have been


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or contemporaneously are (i) authorized and paid or (ii) authorized and a sum sufficient for the payment thereof is set apart for such payment on the Series B Preferred Shares.

         (e) When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Shares and the shares of any other series of Preferred Shares ranking on a parity as to dividends with the Series B Preferred shares, all dividends authorized upon the Series B Preferred Shares and any other series of Preferred Shares ranking on a parity as to dividends with the Series B Preferred Shares shall be authorized pro rata so that the amount of dividends authorized per share of Series B Preferred Shares and such other series of Preferred Shares shall in all cases bear to each other the same ratio that accrued dividends per share on the Series B Preferred Shares and such other series of Preferred Shares (which shall not include any accrual in respect of unpaid dividends on such other series of Preferred Shares for prior dividend periods if such other series of Preferred Shares does not have a cumulative dividend) bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on the Series B Preferred Shares which may be in arrears.

         (f) Unless full cumulative dividends on the Series B Preferred Shares have been or contemporaneously are authorized and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, no Common Shares, or any other shares of beneficial interest of the Company ranking junior to or on a parity with the Series B Preferred Shares as to dividends or upon liquidation, shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other shares of beneficial interest of the Company ranking junior to the Series B Preferred Shares as to dividends and upon liquidation, and except as set forth in subsection 5(f) below).

         (g) Holders of Series B Preferred Shares shall not be entitled to any dividend, whether payable in cash, property or shares of beneficial interest, in excess of full cumulative dividends on the Series B Preferred Shares as provided above. Any dividend payment made on the Series B Preferred Shares shall first be credited against the earliest accrued but unpaid dividend due with respect to such shares which remains payable.

         (h) If, for any taxable year, the Company elects to designate as "capital gain dividends" (as defined in Section 857 of the Internal Revenue Code of 1986, as amended (the "Code")) any portion (the "Capital Gains Amount") of the dividends (within the meaning of the Code) paid or made available for the year to holders of all classes of shares of beneficial interest in the Company (the "Total Dividends"), then the portion of the Capital Gains Amount that will be allocable to the holders of Series B Preferred Shares will be the Capital Gains Amount multiplied by a fraction, the numerator of which will be the total dividends (within the meaning of the Code) paid or made available to the holders of the Series B Preferred Shares for the year and the denominator of which shall be the Total Dividends.


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         Section 4.        LIQUIDATION

         (a) Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of the Series B Preferred Shares then outstanding are entitled to be paid out of the assets of the Company legally available for distribution to its shareholders liquidating distributions in cash or property at its fair market value as determined by the Board of Trustees in the amount of a liquidation preference of $50.00 per share plus an amount equal to any accrued and unpaid dividends to the date of such liquidation, dissolution or winding up, before any distribution of assets is made to holders of Common Shares or any other class or series of beneficial interest of the Company that rank junior to the Series B Preferred Shares as to liquidation rights.

         (b) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Shares and the corresponding amounts payable on all shares of other classes or series of shares of beneficial interest of the Company ranking on a parity with the Series B Preferred Shares in the distribution of assets (such as the Series B Preferred Shares), then the holders of the Series B Preferred Shares and all other such classes or series of shares of beneficial interest shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

         (c) Written notice of any such liquidation, dissolution or winding up of the Company, stating the payment date or dates when, and the place or places where, the amounts distributable in such circumstances shall be payable, shall be given by first class mail, postage pre-paid, not less than thirty (30) nor more than sixty (60) days prior to the payment date stated therein, to each record holder of the Series B Preferred Shares at the respective addresses of such holders as the same shall appear on the share transfer records of the Company.

         (d) After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Shares will have no right or claim to any of the remaining assets of the Company.

         (e) The consolidation or merger of the Company with or into any other corporation, trust or entity or of any other corporation, trust or other entity with or into the Company, or the sale, lease or conveyance of all or substantially all of the property or business of the Company shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

         Section 5.        REDEMPTION BY THE COMPANY

         (a)      RIGHT OF OPTIONAL REDEMPTION.

                  (i) The Series B Preferred Shares are not redeemable prior to June 30, 2004, except pursuant to this Section 5(f) and Section 6.


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                  (ii) On and after June 30, 2004, the Company, at its option and upon not less than thirty (30) nor more than sixty (60) days' written notice, may redeem the Series B Preferred Shares, in whole or in part, at any time or from time to time, for cash at a redemption price of $50.00 per share plus all accrued and unpaid dividends thereon to the date fixed for redemption, without interest.

                  (iii) If fewer than all of the outstanding Series B Preferred Shares are to be redeemed, the Series B Preferred Shares to be redeemed will be selected pro rata (as nearly as may be practicable without creating fractional shares) or by any other equitable method determined by the Company.

                  (iv) The Series B Preferred Shares have no stated maturity and will not be subject to any sinking fund or mandatory redemption provision, except as provided in subsection 5(f) below.

         (b)      LIMITATION ON REDEMPTION.

                  (i) The redemption price of the Series B Preferred Shares (other than the portion thereof consisting of accrued and unpaid dividends) redeemed pursuant to subsection 5(a) above is payable solely out of the sale proceeds of other shares of beneficial interest of the Company, which may include other series of Preferred Shares, and not from any other source. For purposes of the preceding sentence, "shares of beneficial interest" means any equity securities (including Common Shares and Preferred Shares), shares, depositary shares, participations, or other ownership interests (however designated) and any rights (other than debt securities convertible into or exchangeable for equity securities) or options to purchase any of the foregoing.

                  (ii) Unless full cumulative dividends on all Series B Preferred Shares and all Parity Preferred shall have been or contemporaneously are authorized and paid or authorized and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, no Series B Preferred Shares shall be redeemed unless all outstanding Series B Preferred Shares and Parity Preferred are simultaneously redeemed and the Company shall not purchase or otherwise acquire directly or indirectly any Series B Preferred Shares (except by exchange for shares of beneficial interest of the Company ranking junior to the Series B Preferred Shares as to dividends and upon liquidation); provided, however, that the foregoing shall not prevent the purchase by the Company of Excess Shares in order to ensure the Company remains qualified as a REIT for federal income tax purposes or the purchase or acquisition of Series B Preferred Shares pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding Series B Preferred Shares.

         (c)      PROCEDURES FOR REDEMPTION


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                  (i) Notice of redemption pursuant to subsection 5(a) above will be given by publication in a newspaper of general circulation in the City of New York, such publication to be made once a week for two successive weeks commencing not less than thirty (30) nor more than sixty (60) days prior to the redemption date. A similar notice will be mailed by the Company, postage prepaid, not less than thirty (30) nor more than sixty (60) days prior to the redemption date, addressed to the respective holders of record of the Series B Preferred Shares to be redeemed at their respective addresses as they appear on the share transfer records of the Company. A failure to give such notice or any defect in the notice or in its mailing will not affect the validity of the proceedings for the redemption of any Series B Preferred Shares except as to the holder to whom notice was defective or not given.

                  (ii) In addition to any information required by law or by the applicable rules of any exchange upon which Series B Preferred shares may be listed or admitted to trading, such notice shall state: (A) the redemption date;
(B) the redemption price; (C) the number of Series B Preferred Shares to be redeemed; (D) the place or places where the Series B Preferred Shares are to be surrendered for payment of the redemption price; and (E) that dividends on the shares to be redeemed will cease to accrue on such redemption date. If fewer than all the Series B Preferred Shares held by any holder are to be redeemed, the notice mailed to such holder shall also specify the number of Series B Preferred Shares held by such holder to be redeemed.

                  (iii) Holders of Series B Preferred Shares to be redeemed shall surrender such Series B Preferred Shares at the place designated in such notice and shall be entitled to the redemption price and any accrued and unpaid dividends payable upon such redemption following such surrender. In case less than all the shares of the Series B Preferred Shares represented by any such certificate are redeemed, a new certificate or new certificates representing the unredeemed shares of the Series B Preferred shares shall be issued without cost to the holder thereof.

                  (iv) If notice of redemption of any Series B Preferred Shares has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Series B Preferred Shares so called for redemption, then from and after the redemption date dividends will cease to accrue on such Series B Preferred Shares, such Series B Preferred Shares will no longer be deemed outstanding and all rights of the holders of such shares will terminate, except the right to receive the redemption price plus accrued and unpaid dividends to such redemption date.

         (d)      RIGHTS TO DIVIDENDS ON SHARES CALLED FOR REDEMPTION

                  Immediately prior to any redemption of Series B Preferred Shares, the Company shall pay, in cash, any accumulated and unpaid dividends through the redemption date, unless a redemption date falls after a Dividend Record Date and prior to the corresponding Dividend Payment Date, in which case each holder of Series B Preferred Shares at the close of business on a Dividend Record Date will be entitled to receive the dividend declared and payable with respect to the Series


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B Preferred Shares on the corresponding Dividend Payment Date notwithstanding the redemption of the Series B Preferred Shares between such Dividend Record Date and the corresponding Dividend Payment Date or any default of the Company in the payment of the dividend due. Except as provided above, the Company will make no payment or allowance for unpaid dividends, whether or not in arrears, on Series B Preferred Shares to be redeemed.

         (f) APPLICATION OF ARTICLE IV OF THE DECLARATION OF TRUST. In order to ensure that the Company remains a qualified real estate investment trust ("REIT") for federal income tax purposes, Series B Preferred Shares shall be subject to the provisions of Article IV of the Declaration of Trust, pursuant to which Series B Preferred Shares owned by a shareholder in excess of the Ownership Limit (as defined in the Declaration of Trust) will constitute Excess Shares (as defined in the Declaration of Trust) and the Company will have the right to purchase Excess Shares from the holder. Series B Preferred Shares which constitute Excess Shares pursuant to the Declaration of Trust shall be deemed to have been offered for sale to the Company, which offer may be accepted for the period of time set forth in the Declaration of Trust, at a redemption price per share equal to the lesser of (i) the price per share in the transaction that created such Excess Shares (or, in the case of a devise or gift, the Market Price (as defined in the Declaration of Trust) at the time of such devise or gift) and (ii) the Market Price of the Series B Preferred on the date the Company, or its designee, accepts such offer.

         (g) STATUS OF REDEEMED SHARES. Any shares of Series B Preferred that shall at any time have been redeemed shall, after such redemption, have the status of authorized but unissued Preferred Shares, without designation as to series until such shares are once more designated as part of a particular series by the Board of Trustees.

         Section 6. OPTIONAL REDEMPTION FOLLOWING THE DEATH OF A HOLDER OF SERIES B PREFERRED

         (a) Subject to the limitation on redemption set forth in subsection 5(b)(ii), on the thirtieth day of each March, June, September and December of each year or, if not a business day, the next business day, commencing September 30, 1999, the Company will, following the death of any registered holder of the Series B Preferred Shares, redeem the Series B Preferred Shares held by such registered owner upon presentation of the documentation described below by such registered owner's personal representative or surviving joint tenant(s). The Company's obligation to redeem such shares shall be subject to the following limitations: (i) the Company will only redeem five hundred (500) Series B Preferred Shares per owner per twelve-month period; and (ii) in any twelve-month period, the Company will only redeem up to an aggregate of thirty thousand (30,000) Series B Preferred Shares (each a "Redemption Limitation" and together the "Redemption Limitations").

         (b) To redeem Series B Preferred Shares under these circumstances, the transfer agent for the Series B Preferred Shares must receive: (i) written request for redemption in form satisfactory


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to the transfer agent, signed by the personal representative or surviving joint tenant(s) of the registered owner (each: a "Personal Representative"); (ii) the Series B Preferred Shares to be redeemed if certificated, or, if not, notice of the number of shares to be redeemed; (iii) appropriate evidence of death and ownership of such shares at the time of death; and (iv) appropriate evidence of the authority of the Personal Representative.

         (c) In order for the Series B Preferred Shares to be eligible for the redemption on any of the dates listed above, the material specified in subsection 6(b) above must be presented for redemption in full compliance with the provisions set forth above at least twenty (20) days preceding such dates and must be deemed acceptable by the transfer agent at least ten (10) days prior to the applicable redemption date.

         (d) A redemption request which exceeds one or both Redemption Limitations will be held for redemption in subsequent years until redeemed in full. A redemption request will be applied in order of receipt by the transfer agent to successive periods, regardless of the number of periods required to redeem such shares. A redemption request which, if fulfilled, would violate the provisions of subsection 5(b)(ii) hereof will be held for redemption at the time such redemption would no longer violate the provisions of subsection 5(b)(ii) and until redeemed in full. All redemption requests will be redeemed in order in which received by the transfer agent.

         (e) The transfer agent may conclusively assume, without independent investigation, that the statements contained in each redemption request are true and correct and shall have no responsibility for reviewing any documents accompanying a redemption request or for determining whether the applicable decedent is in fact the owner if the Series B Preferred Shares to be redeemed or is in fact deceased and whether the Personal Representative is duly authorized to request redemption on behalf of the applicable owner.

         (f) Any redemption by the Company pursuant to this Section 6 may be made either in cash or in Common Shares. For redemptions made in cash, the redemption price will be $50.00 per Series B Preferred Share (plus accrued and unpaid dividends). If the redemption is made in Common Shares, the Company will notify the Personal Representative that the redemption will be made in Common Shares at least seven (7) days prior to the redemption settlement date. For redemptions made in Common Shares, the redemption price will be $50.50 per Series B Preferred Share based on the Current Market Price (as defined in subsection 8(c) below) of the Common Shares on the Trading Day (as defined in subsection 8(c) below) prior to the redemption date (plus cash in an amount equal to accrued and unpaid dividends). No fractional Common Shares will be issued. In lieu of any fractional shares, the Company will pay cash in an amount equal to the product of such fraction multiplied by the closing price of one Common Share on the Trading Day prior to the redemption date.

         (g) The death of a person who, during his lifetime, was entitled to substantially all of the beneficial interest of ownership (including as a joint tenant) of Series B Preferred Shares will be deemed the death of a registered owner, regardless of the registered owner, if such beneficial interest


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can be established to the satisfaction of the transfer agent. Such beneficial interest shall be deemed to exist in typical cases of street name or nominee ownership, ownership under the Uniform Transfers to Minors Act or similar statute, community property or other joint ownership arrangements between husband and wife, and certain other arrangements where one person has substantially all of the beneficial ownership interest in the Series B Preferred Shares during his lifetime. In the case of Series B Preferred Shares registered in the name of banks, trust companies or broker-dealers who are members of a national securities exchange or the National Association of Securities Dealers, Inc. ("Qualified Institutions"), the redemption limitations described above apply to each beneficial owner of Series B Preferred Shares held by any Qualified Institution. In connection with the redemption request, each Qualified Institution must submit evidence, satisfactory to the transfer agent, that it holds the Series B Preferred Shares subject to request on behalf of such beneficial owner and must certify the aggregate amount of redemption requests made on behalf of such beneficial owner.

         (h) In the case of a redemption request which is presented on behalf of a deceased beneficial owner and which has not been fulfilled at the time the Company gives notice of its election to redeem the Series B Preferred Shares, the shares which are the subject of such pending redemption request shall be redeemed prior to any other Series B Preferred Shares.

         (i) Any redemption request may be withdrawn upon delivery of a written request for such withdrawal given to the transfer agent at least ten (10) days prior to payment for redemption of the shares by reason of the death of a beneficial owner. Any party withdrawing its redemption request will forfeit its right to require the Company to redeem the Series B Preferred Shares upon the death of a shareholder.

         Section 7.        VOTING RIGHTS

         (a) Holders of Series B Preferred Shares will not have any voting rights, except as set forth below or as otherwise required by law.

         (b) Whenever dividends on any Series B Preferred Shares shall be in arrears for six or more consecutive or non-consecutive quarterly periods (a "Preferred Dividend Default"), the holders of such Series B Preferred Shares (voting separately as a class with all other Parity Preferred upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of a total of two additional trustees of the Company (the "Preferred Shares Trustees") at a special meeting called by the holders of record of at least twenty percent (20%) of the outstanding Series B Preferred Shares or the holders of shares of any series of Parity Preferred so in arrears, unless such request is received less than ninety (90) days before the date fixed for the next annual or special meeting of the shareholders in which case the voting for such additional Trustees shall be at the next annual or special meeting of shareholders, and at each subsequent annual meeting until all dividends accumulated on such

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Series B Preferred Shares for the past dividend periods and the accrued dividend for the then current dividend period shall have been fully paid or a sum sufficient for the payment thereof set aside for payment in full.

         (c) If and when all accumulated dividends and the accrued dividend for the then current dividend period on the Series B Preferred Shares shall have been paid in full or set aside for payment in full, the holders of Series B Preferred Shares shall be divested of the voting rights set forth in subsection 7(b) hereof (subject to revesting in the event of each and every subsequent Preferred Dividend Default) and, if all accumulated dividends and the accrued dividend for the current dividend period have been paid in full or set aside for payment in full on all other series of Parity Preferred upon which like voting rights have been conferred and are exercisable, the term of office of each Preferred Shares Trustee so elected shall terminate. Any Preferred Shares Trustee may be removed at any time with or without cause by the affirmative vote of, and shall not be removed otherwise than by the affirmative vote of, the holders of record of the outstanding Series B Preferred Shares when they have the voting rights set forth in subsection 7(b) and the holders of record of any other series of Parity Preferred upon which like voting rights have been conferred and are exercisable representing a majority of such Series B Preferred Shares and other series of Parity Preferred, if any, entitled to be voted on the matter, voting as a single class. So long as a Preferred Dividend Default shall continue, any vacancy in the office of a Preferred Shares Trustee may be filled by written consent of the Preferred Shares Trustee remaining in office, or if none remains in office, by the affirmative vote of the holders of record of the outstanding Series B Preferred Shares when they have the voting rights set forth in subsection 7(b) and the holders of record of any other series of Parity Preferred upon which like voting rights have been conferred and are exercisable representing a majority of such Series B Preferred Shares and other series of Parity Preferred, if any, entitled to be voted on the matter, voting as a single class. Each of the Preferred Shares Trustees shall be entitled to one vote on any matter.

         (d) So long as any Series B Preferred Shares remain outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the Series B Preferred Shares outstanding at the time, given in person or by proxy, either in writing or at a meeting (such Series B Preferred Shares voting separately as a class):

                  (i) authorize or create, or increase the authorized or issued amount of, any class or series of shares of beneficial interest ranking prior to the Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized shares of beneficial interest of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares;

                  (ii) amend, alter or repeal the provisions of the Articles Supplementary establishing the Series B Preferred Shares, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the Series B Preferred Shares or the holders thereof; or

                  (iii) enter into a consolidation or merger in which another entity is the surviving entity, unless the holders of the Series B Preferred Shares receive a preference security the rights, preferences, privileges and voting power of which do not differ from those of the Series B Preferred Shares in any manner which is material and adverse to the holder of the Series B Preferred Shares; provided, however, that with respect to the occurrence of any event set forth in (ii) or (iii) above, so long as the Series B Preferred Shares remain outstanding with the terms thereof materially unchanged, or the terms of the securities issued in exchange for the Series B Preferred Shares in the consolidation or merger are not materially different from those of the Series B Preferred Shares, the occurrence of any such event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers of the holders of the Series B Preferred Shares and provided further that any increase in the amount of the authorized Preferred Shares or the creation or issuance of any other series of preferred shares, or any increase in the amount of authorized shares of such series, in each case ranking on a parity with or junior to the Series B Preferred Shares with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

         (e) The foregoing voting provisions shall not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding Series B Preferred Shares shall have been redeemed or called for redemption upon proper notice and sufficient funds shall have been deposited in trust to effect such redemption.

         Section 8.        CONVERSION

                  Holders of Series B Preferred Shares shall have the right to convert all or a portion of such shares into Common Shares as follows:

         (a) Subject to and upon compliance with the provisions of this Section 8, a holder of Series B Preferred Shares shall have the right, at his or her option, at any time to convert such shares into the number of fully paid and non-assessable Common Shares (for purpose of this Section 8, "Common Shares" shall mean voting Common Shares and not Class B Common Shares) obtained by dividing the aggregate liquidation preference of such shares by the Conversion Price (as in effect at the time and on the date provided for in subsection 8(b)(iv) below) by surrendering such shares to be converted, such surrender to be made in the manner provided in subsection 8(b)(iv) below; provided, however, that the right to convert shares called for redemption pursuant to subsection 5(a) hereof shall terminate at the close of business on the Redemption Date fixed for such redemption, unless the Company shall default in making payment of the Common Shares and any cash payable upon such redemption under Section 5(a) hereof. The initial Conversion Price is equal to $43.50 per Common Share (equivalent to a conversion rate of 1.1494 Common Shares per Series B Preferred Share) and is subject to adjustment as provided in subsection 8(d) below.

         (b) (i) In order to exercise the conversion right, the holder of a Series B Preferred Share to be converted shall surrender the certificate representing such share, if certificated, duly endorsed or assigned to the Company or in blank, at the office of the transfer agent, accompanied by written notice to the Company that the holder thereof elects to convert such Series B Preferred Share. If such shares are not certificated, the holder must deliver evidence of ownership satisfactory to the Company and the transfer agent. Unless the shares issuable on conversion are to be issued in the same name as the name in which such Series B Preferred Shares are registered, shares surrendered for conversion shall be accompanied by written notice of conversion and instruments of transfer, in form satisfactory to the Company, duly executed by the holder or such holder's duly authorized attorney and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to the Company demonstrating that such taxes have been paid).

                  (ii) Holders of Series B Preferred Shares at the close of business on a Dividend Record Date shall be entitled to receive the distribution payable on such shares on the corresponding Dividend Payment Date notwithstanding the conversion thereof following such Dividend Record Date and prior to such Dividend Payment Date. However, Series B Preferred Shares surrendered for conversion during the period between the close of business on any Dividend Record Date and the opening of business on the corresponding Dividend Payment Date (except shares converted after the issuance of notice of redemption with respect to a redemption date during such period or coinciding with such Dividend Payment Date, such Series B Preferred Shares being entitled to such distribution on the Dividend Payment Date) must be accompanied by payment of an amount equal to the distribution payable on such shares on such Dividend Payment Date. A holder of Series B Preferred Shares on a Dividend Record Date who (or whose transferees) tenders any such shares for conversion into Common Shares on such Dividend Payment Date will receive the distribution payable by the Company on such Series B Preferred Shares on such date, and the converting holder need not include payment of the amount of such distribution upon surrender of Series B Preferred Shares for conversion. Except as provided above, the Company shall make no payment or allowance for unpaid distributions, whether or not in arrears, on converted shares or for distributions on the Common Shares issued upon such conversion.

                  (iii) As promptly as practicable after the surrender of Series B Preferred Shares as aforesaid, the Company shall issue and shall deliver at such office to such holder, or on his or her written order, a certificate or certificates for the number of full Common Shares issuable upon the conversion of such shares in accordance with the provisions of this Section 8, and any fractional interest in respect of a Common Share arising upon such conversion shall be settled as provided in subsection 8(c) below.

                  (iv) Each conversion shall be deemed to have been effected immediately prior to the close of business on the date on which the Series B Preferred Shares shall have been surrendered and such notice (and if applicable, payment of an amount equal to the distribution payable on such shares) received by the Company as aforesaid, and the person or persons in whose name or names any certificate or certificates for Common Shares shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby at such time on such date, and such conversion shall be at the Conversion Price in effect at such time and on such date unless the share transfer books of the Company shall be closed on that date, in which event such person or persons shall be deemed to have become such holder or holders of record at the close of business on the next succeeding day on which such share transfer books are open, but such conversion shall be at the Conversion Price in effect on the date on which such shares have been surrendered and such notice received by the Company.

         (c) No fractional shares of scrip representing fractions of Common Shares shall be issued upon conversion of the Series B Preferred Shares. Instead, the Company shall pay to the holder of such share an amount in cash based upon the Current Market Price (as defined below) of Common Shares on the Trading Day (as defined below) immediately preceding the date of conversion. If more than one Series B Preferred Share shall be surrendered for conversion at one time by the same holder, the number of full Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of Series B Preferred Shares so surrendered. As used in these Articles Supplementary, "Current Market Price" of publicly traded common shares or any other class of shares or other security of the Company or any other issuer for any day means the last reported sales price, regular way on such day, or if no sale takes place on such day, the average of the reported closing bid and asked prices on such day, regular way, in either case as reported on the New York Stock Exchange (the "NYSE") or, if such security is not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such security is listed or admitted for trading or, if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market or, if such security is not quoted on such NASDAQ National Market, the average of the closing bid and asked prices on such day in the over-the-counter market as reported by NASDAQ or, if bid and asked prices for such security on such day shall not have been reported through NASDAQ, the average of the bid and asked prices on such day as furnished by any NYSE member firm regularly making a market in such security selected for such purpose by the chief executive officer of the Company or the Board of Trustees. As used in these Articles Supplementary, "Trading Day" means any day on which the securities in question are traded on the NYSE, or if such securities are not listed or admitted for trading on the NYSE, on the principal national securities exchange on which such securities are listed or admitted, or if not listed or admitted for trading on any national securities exchange, on the NASDAQ National Market, of if such securities are not quoted on such NASDAQ National Market, in the applicable securities market in which the securities are traded.

         (d) The Conversion Price shall be adjusted from time to time as follows:

                  (i) If the Company shall after the first date on which Series B Preferred Shares are issued and sold (the "Issue Date") (A) pay a distribution or make a distribution on its Common Shares in Common Shares, (B) subdivide its outstanding Common Shares into a greater number of shares, (C) combine its outstanding Common Shares into smaller number of shares or (D) issue any shares of capital stock by reclassification of its Common Shares, the Conversion Price in effect at the opening business on the day following the date fixed for the determination of shareholders entitled to receive such distribution or at the opening of business on the day following the day on which such subdivision, combination or reclassification becomes effective, as the case may be, shall be adjusted so that the holder any Series B Preferred Shares thereafter surrendered for conversion shall be entitled to receive the number Common Shares that such holder would have owned or have been entitled to receive after the happening of any of the events described above had such shares been converted immediately prior to the record date in the case of a distribution or the effective date in the case of a subdivision, combination or reclassification. An adjustment made pursuant to this subsection 8(d)(i) shall become effective immediately after the opening of business on the day next following the record date (except as provided in subsection 8(h) below) in the case of a distribution and shall become effective immediately after the opening of business on the day next following the effective date in the case of a subdivision, combination or reclassification.

                  (ii) If the Company shall issue after the Issue Date rights, options or warrants to all holders of Common Shares entitling them (for a period expiring within forty-five (45) days after the record date mentioned below) to subscribe for or purchase Common Shares at a price per share less than the Fair Market Value (as defined in subsection 8(d)(v) below) per Common Share on the record date for the determination of shareholders entitled to receive such rights, options or warrants, then the Conversion Price in effect at the opening of business on the day next following such record date shall be adjusted to equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the opening of business on the day following the date fixed for such determination by (II) a fraction, the numerator of which shall be the sum of (A) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (B) the number of shares that the aggregate proceeds to the Company from the exercise of such rights, options or warrants for Common Shares would purchase at such Fair Market Value, and the denominator of which shall be the sum of (A) the number of Common Shares outstanding on the close of business on the date fixed for such determination and (B) the number of additional Common Shares offered for subscription or purchase pursuant to such rights, options or warrants. Such adjustment shall become effective immediately after the opening of business on the day next following such record date (except as provided in Section 8(h) below). In determining whether any rights, options or warrants entitle the holders of Common Shares to subscribe for or purchase Common Shares at less than the Fair Market Value, there shall be taken into account any consideration received by the Company upon issuance and upon exercise of such rights, options or warrants, the value of such consideration, if other than cash, to be determined by the chief executive officer of the Company or the Board of Trustees.

                  (iii) If the Company shall distribute to all holders of its Common Shares evidence of its indebtedness or assets (excluding cash distributions out of the total equity applicable to Common Shares, including revaluation equity, less the amount of stated capital attributable to Common Shares) and excluding those rights and warrants issued to all holders of Common Shares entitling them for a period expiring within forty-five (45) days after the record date referred to in subsection (ii) above to subscribe for or purchase Common Shares, which rights and warrants are referred to in and treated under subsection (ii) above) (any of the foregoing being hereinafter in this subsection (iii) called the "Securities"), then in each case the Conversion Price shall be adjusted so that it shall equal the price determined by multiplying (I) the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by (II) a fraction, the numerator of which shall be the Fair Market Value per the Common Share on the record date mentioned below less the then fair market value (as determined by the chief executive officer of the Company or the Board of Trustees, whose determination shall be conclusive) of the portion of the shares of beneficial interest or assets or evidences of indebtedness so distributed or of such rights or warrants applicable to one Common Share, and the denominator of which shall be the Fair Market Value per Common Share on the record date mentioned below. Such adjustment shall become effective immediately at the opening of business on the business day next following (except as provided in Section 8(h) below) the record date for the determination of shareholders entitled to receive such distribution. For the purposes of this subsection
(iii), the distribution of a Security, which is distributed not only to the holders of the Common Shares on the date fixed for the determination of shareholders entitled to such distribution of such Security, but also is distributed with each Common Share delivered to a person converting a Series
B Preferred Share after such determination date, shall not require an adjustment of the Conversion Price pursuant to this subsection (iii);
provided that on the date, if any, on which a person converting a Series B Preferred Share would no longer be entitled to receive such Security with a Common Share (other than a result of the termination of all such Securities), a distribution of such Securities shall be deemed to have occurred, and the Conversion Price shall be adjusted as provided in this subsection (iii) (and such day shall be deemed to be "the date fixed for the determination of the shareholders entitled to receive such distribution" and "the record date" within the meaning of the two preceding sentences).

                  (iv) No adjustment in the Conversion Price shall be required until cumulative adjustments amount to one percent (1%) or more of the Conversion Price; provided, however, that any adjustments that by reason this subsection (iv) are not required to be made shall be carried forward and taken into account in subsequent adjustments; and provided, further, that any adjustment shall be required and made in accordance with the provisions of this
Section 8 (other than this subsection (iv)) not later than such time as may be required in order to preserve the tax-free nature of a distribution to the holders of Common Shares. Notwithstanding any other provisions of this Section 8, the Company shall not be required to make any adjustment of the Conversion Price for the issuance of any Common Shares pursuant to any plan providing for the reinvestment of distributions or interest payable on securities of the Company and the investment of additional optional amounts in Common Shares under such plan. All calculations under this Section 8 shall be made to the nearest cent (with $.005 being rounded upward) or to the nearest one-tenth of a share (with .05 of a share being rounded upward), as the case may be. Anything in this
Section 8(d) to the contrary notwithstanding, the Company shall be entitled, to the extent permitted by law, to make such reductions in the Conversion Price, in addition to those required by this Section 8(d), as it in its discretion shall determine to be advisable in order that any stock distributions, subdivision of shares, reclassification or combination of shares, distribution of rights, options or warrants to purchase stock or securities, or a distribution of other assets (other than cash distributions) hereafter made by the Company to its shareholders shall not be taxable.

                  (v) As used in these Articles Supplementary, "Fair Market Value" means the average of the daily Current Market Prices of a Common Share during the five (5) consecutive Trading Days selected by the Company commencing not more than twenty (20) Trading Days before, and ending not later than, the earlier of the day in question and the day before the "ex date" with respect to the issuance or distribution requiring such computation. The term "ex date" when used with respect to any issuance or distribution, means the first day on which the Common Shares trade regular way, without the right to receive such issuance or distribution, on the exchange or in the market, as the case may be, used to determine that day's Current Market Price.

         (e) If the Company shall be a party to any transaction (including without limitation a merger, consolidation, statutory share exchange, self-tender offer for all or substantially all of the Common Shares, sale of all or substantially all of its assets (each of the foregoing being referred to herein as a "Transaction"), in each case as a result of which Common Shares shall be converted into the right to receive shares, stock, other securities or property (including cash or any combination thereof), each Series B Preferred Shares which is not converted into the right to receive shares, stock, other securities or property receivable in connection with such Transaction shall thereafter be convertible into the kind and amount of shares, stock, other securities and property (including cash or any combination thereof) receivable upon the consummation of such Transaction by a holder of that number of Common Shares into which one Series B Preferred Share was convertible immediately prior to such Transaction, assuming such holder of Common Shares (i) is not a person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (a "Constituent Person"), or an affiliate of a Constituent Person and
(ii) failed to exercise his or her rights of the election, if any, as to the kind or amount shares, stock, securities and other property (including cash) receivable upon such Transaction (each a "Non-Electing Share") (provided that the kind or amount of shares, stock, securities and other property (including cash) receivable upon such Transaction by each Non-Electing Share shall be deemed to be the kind and amount of receivable per share by a plurality of the non-electing shares). The Company may not be a party to any Transaction unless the terms of such Transaction are consistent with the provisions of this subsection (e), and it shall not consent or agree to the occurrence of any Transaction until the Company has entered into an agreement with the successor or purchasing entity, as the case may be, for the benefit of the holders of the Series B Preferred Shares that will contain provisions enabling the holders of the Series B Preferred Shares that remain outstanding after such Transaction to convert into the consideration received by holders of Common Shares at the Conversion Price in effect immediately prior to such Transaction. The provisions of this subsection (e) shall similarly apply to successive Transactions.

         (f)      If:

                  (i) the Company shall declare a distribution on the Common Shares (other than in cash out of the total equity applicable to Common Shares, including revaluation equity, less the amount of stated capital attributable to Common Shares, determined on the basis of the most recent annual consolidated cost basis and current value basis and quarterly consolidated balance sheets of the Company and its consolidated subsidiaries available at the time of the declaration of this distribution); or

                  (ii) the Company shall authorize the granting to the holders of the Common Shares of rights or warrants to subscribe for or purchase any shares of any class or any other rights or warrants; or

                  (iii) there shall be any reclassifications of the Common Shares (other than an event to which subsection 8(d)(i) hereof applied) or any consolidation or merger to which the Company is a party and for which approval of any shareholders of the Company is required, or a statutory share exchange involving the conversion or exchange of Common Shares into securities or other property, or a self-tender offer by the Company for all or substantially all of its outstanding Common Shares, or the sale or transfer of all or substantially all of the assets of the Company as an entity and for which approval of any shareholder of the Company is required; or

                  (iv) there shall occur the voluntary or involuntary liquidation, dissolution or winding up of the Company,

then the Company shall cause to be filed with the transfer agent for the Series B Preferred Shares and shall cause to be mailed to the holders of the Series B Preferred Shares at their addresses as shown on the share records of the Company, as promptly as possible, but at least fifteen (15) days prior to the applicable date hereinafter specified, a notice stating (A) the date on which a record is to be taken for the purposes of such distribution or rights or warrants, or, if a record is not to be taken, the date as of which the holders of Common Shares of record to be entitled to such distribution or rights or warrants are to be determined or (B) the date on which such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up is expected to become effective, and the date as of which it is expected that holders of Common Shares of record shall be entitled to exchange their Common Shares for securities or other property, if any, deliverable upon such reclassification, consolidation, merger, statutory share exchange, sale, transfer, liquidation, dissolution or winding up. Failure to give or receive such notice or any defect therein shall not affect the legality or validity of the proceedings described in this Section 8.

         (g) Whenever the Conversion Price is adjusted as herein provided, the Company shall promptly file with the transfer agent an officer's certificate setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment, which certificate shall be conclusive evidence of the correctness of such adjustment absent manifest error. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Price setting forth the adjusted Conversion Price and the effective date such adjustment becomes effective and shall mall such notice of such adjustment of the Conversion Price to the holder of each Series B Preferred Share at such holder's last address as shown on the share records of the Company

         (h) In any case in which subsection 8(d) hereof provides that an adjustment shall become effective on the date next following the record date for an event, the Company may defer until the occurrence of such event (A) issuing to the holder of any Series B Preferred Shares converted after such record date and before the occurrence of such event the additional Common Shares issuable upon such conversion by reason of the adjustment required by such event over and above the Common Shares issuable upon such conversion before giving effect to such adjustment and (B) fractionalizing any Series B Preferred Share and/or paying to such holder any amount of cash in lieu of any fraction pursuant to subsection 8(c).

         (i) There shall be no adjustment of the Conversion Price in case of the issuance of any shares of the Company in a reorganization, acquisition or other similar transaction except as specifically set forth in this Section 8. If any action or transaction would require adjustment of the Conversion Price pursuant to more than one subsection of this Section 8, only one adjustment shall be made, and such adjustment shall be the amount of adjustment that has the highest absolute value.

         (j) If the Company shall take any action affecting the Common Shares, other than action described in this Section 8, that in the opinion of the Board of Trustees would have a material adverse effect on the conversion rights of the holders of the Series B Preferred Shares, the Conversion Price for the Series B Preferred Shares may be adjusted, to the extent permitted by law, in such manner, if any, and at such time, as the Board of Trustees, in its sole discretion, may determine to be equitable in the circumstances.

         (k) The Company covenants that it will at all times reserve and keep available, free from preemptive rights, out of the aggregate of its authorized but unissued Common Shares, for the purpose of effecting conversion of the Series B Preferred Shares, the full number of Common Shares deliverable upon the conversion of all outstanding Series B Preferred Shares not theretofore converted. For purposes of this subsection (k), the number of Common Shares that shall be deliverable upon the conversion of all outstanding Series B Preferred Shares shall be computed as if at the time of computation all such outstanding shares were held by a single holder. The Company covenants that any Common Shares issued upon conversion of the Series B Preferred Shares shall be validly issued, fully paid and non-assessable. Before taking any action that would cause an adjustment reducing the Conversion Price below the then par value of the Common Shares deliverable upon conversion of the Series B Preferred Shares, the Company will take any action that, in the opinion of its counsel, may be necessary in order that the Company may validly and legally issue fully paid and non-assessable Common Shares at such adjusted Conversion Price. The Company shall endeavor to list the Common Shares required to be delivered upon conversion of the Series B Preferred Shares, prior to such delivery, upon each national securities exchange, if any, upon which the outstanding Common Shares are listed at the time of such delivery. Prior to the delivery of any securities that the Company shall be obligated to deliver upon conversion of the Series B Preferred Shares, the Company shall endeavor to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by any governmental authority.

         (l) The Company will pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Common Shares or other securities or property on conversion of the Series B Preferred Shares pursuant hereto; provided, however, that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issue or delivery of Common Shares or other securities or property in a name other than that of the holder of the Series B Preferred Shares to be converted, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such tax or established, to the reasonable satisfaction of the Company, that such tax has been paid.

         (m) In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the Conversion Price as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Shares.

                  THIRD:   The Series B Preferred  Shares have been
classified and designated by the Board of Trustees under the authority contained in the Declaration.

                  FOURTH: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.

                  FIFTH: Each of the undersigned acknowledges these Articles Supplementary to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

         IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by its president and attested to by its Secretary on this __ day of June, 1999.



    ATTEST:                           CENTERPOINT PROPERTIES TRUST

(Seal)

    _________________________         By:  _________________________________
    Rockford O. Kottka,                    Paul S. Fisher
    Assistant Secretary                    Title:  Executive Vice President